SEC FILE NUMBER
                                                                         0-13117
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549                 CUSIP NUMBER
                                                                     594915 20 9
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


      (Check One): Form 10-KSB Form 20-F Form 11-K XForm 10-QSB Form N-SAR

          For Period Ended:         September 30, 1998
                             ---------------------------------------------------

    [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
    [ ] Transition Report on Form 11-K
    For the Transition Period Ended:


  Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION

 MicroFrame, Inc.
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Full Name of Registrant

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Former Name if Applicable
28050

 21 Meridian Road
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Address of Principal Executive Office (Street and Number)

 Edison, New Jersey 08820
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City, State and Zip Code

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a) The reasons  described  in  reasonable  detail in Part III of this
      |       form  could  not be  eliminated  without  unreasonable  effort  or
      |       expense;
      |   (b) The subject annual report,  semi-annual report,  transition report
      |       on Form 10-K, Form 20-F,  11-K or Form N-SAR, or portion  thereof,
[X]   |       will be filed on or before the  fifteenth  calendar day  following
      |       the  prescribed  due  date;  or the  subject  quarterly  report of
      |       transition  report on Form 10-Q, or portion  thereof will be filed
      |       on or before the fifth  calendar day following the  prescribed due
      |       date; and
      |   (c) The  accountant's  statement  or other  exhibit  required  by Rule
      |       12-b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A

                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

                          PART IV -- OTHER INFORMATION

     1. Name and telephone number of person to contact in regard to this notification

             John F. McTigue             732               494-4440
             ----------------          -------             ---------
              (Name)                   (Area Code)       (Telephone Number)

     2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)
                                                                Yes [X]  No [ ]
         -----------------------------------------------------------------------

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                Yes [ ]  No [X]

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.


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                                MicroFrame, Inc.
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                  (Name of Registrant as Specified in Charter)


   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date        November 16, 1998           By:    /s/ John F. McTigue
     ---------------------------        ----------------------------------------
                                        John F. McTigue, Chief Financial Officer

                                  ATTACHMENT A

                              PART III - NARRATIVE


The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 (the "Quarterly Report") could not be filed within the prescribed time period since the Company, which is a small company with limited resources and a small accounting staff, is in the process of negotiating an acquisition. The Chief Financial Officer is actively involved in these negotiations and his attention is vital to the ongoing negotiations. As a result, a portion of the Quarterly Report has not yet been completed and finalized.